EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 14, 1996 (with respect to the share issuance in Note 1, December 18, 1996) on our audits of the financial statements of dELIA*s Inc. as at January 31, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. We also consent to the reference of our firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.


Richard A. Eisner & Company, LLP


New York, New York
May 20, 1997